Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

March 31, 2021

Board of Directors

ROBOT CACHE US, INC.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated November 6, 2020, with respect to the balance sheets of ROBOT CACHE US, INC. as of December 31, 2019 and 2018 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2019 and 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC
Aurora, Colorado

March 31, 2021